Exhibit 10.1

HIGHSCORE CAPITAL LLC

6 Stone Street

New York, New York 10004

August 15, 2019

by email: jcosman@attisind.com

Attis Ethanol Fulton, LLC

12540 Broadwell Road

Suite 2104

Milton, Georgia 30004

Attn.: Jeffrey S. Cosman, Manager

RE: Forbearance and Modification

Gentlemen:

Reference is made to the Loan and Security Agreement dated as of May 31, 2019 among Attis Ethanol Fulton, LLC, Attis Biofuels, LLC, Attis Industries, Inc., Jeffrey S. Cosman and Highscore Capital LLC (the “Agreement”). Capitalized terms, not otherwise defined herein, are used herein as defined in the Agreement.

Events of Default may have occurred and/or may be continuing in connection with Borrower’s obligation to make certain required payments to Lender. As a result of an Event of Default occurring, Lender would have the unconditional presently exercisable right to pursue any and all remedies available under the Agreement and applicable Law. Among other things, the Agreement provides for an increase of $1,500,000.00 in the principal amount of the Loan required to be paid by Borrower (the “Principal Adjustment”). However, as a one-time accommodation for the benefit of Borrower, Lender has agreed to modify the previously applicable Loan payment schedule and, subject to certain conditions, to forbear from exercising its rights and remedies with respect to the specified Events of Default until August 31, 2019, all as more fully set forth (the “Modification”).

In connection with the Modification, at any time following the date on which the Parent has filed with the Securities Exchange Commission its Quarterly Report on Form 10-Q for the period ended June 30, 2019, Lender may elect, in its sole and absolute discretion, to require payment of the Principal Adjustment in cash (as originally provided in the Agreement) or to accept, in lieu of cash payment, a number of shares of Parent’s common stock (the “Adjustment Shares”) equal to the quotient obtained by dividing $1,500,000.00 by $1.75.; provided that if Borrower intends to pay the Loan in full prior to the Maturity Date and Lender would be permitted to elect to receive the Adjustment Shares as set forth above, Borrower shall give written notice to Lender of the proposed date of prepayment at least ten (10) Business Days prior thereto, and Lender shall give written notice to Borrower of its election to receive cash or Adjustment Shares at least five (5) Business Days prior to such date of prepayment; provided further that, if Borrower fails so to prepay the Loan on such date, Lender’s election shall be rescinded and Lender may again elect to receive cash payment of the Purchase Adjustment or the Adjustment Shares prior to the subsequent payment in full of the Loan.

If Lender so elects to accept the Adjustment Shares, Parent shall issue the Adjustment Shares to Lender (registered in Lender’s name or in the name of Lender’s nominee, as set forth in Lender’s notice) within two (2) Business Days of the receipt of Lender’s notice, and such shares, when issued, shall be duly authorized and validly issued, fully paid and non-assessible, and free and clear of any Lien or adverse claim or right of any third party (other than on account of a Contractual Obligation of Lender).

In addition, in consideration of Lender’s agreement to the Modification, Borrower shall pay to Lender weekly an extension fee in the amount of $25,000.00 per week until such date as all amounts payable under the Agreement, subject to the Modification, due prior to or on such date are fully paid.

Borrower and each other Loan Party, jointly and severally, represent and warrant that each Loan Party has had the opportunity to review this letter agreement with counsel of its own choice and to confer with such counsel with respect to the Modification, and that the Modification, including the issuance of the Adjustment Shares, if applicable, does not, and the performance by the Loan Parties of their respective obligations with respect thereto, will not, violate any Law or any provision of any Loan Party’s Organizational Documents, and do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, or create or give rise to any adverse right of termination or cancellation by, or excuse the performance of, any other Person under, any Contractual Obligation to which any Loan Party is a party or to which its assets are subject, or result in the creation or imposition of any Lien upon any of the assets of any Loan Party or have a Material Adverse Effect.

Lender is not hereby waiving any Event of Default or right or remedy Lender may have under the Agreement (and the related emails) or applicable Law and, except as set forth herein, is not amending or modifying the Agreement (or the related emails).

Borrower and each of the other Loan Parties shall execute and deliver such additional agreements, instruments and other documents, and take such other actions, as Lender may request to effect the issuance of the Adjustment Shares, if applicable, and the other transactions related to the Modification.

Kindly confirm your acceptance of, and agreement with, the foregoing by executing this letter agreement where indicated below and returning it to the undersigned.

Very truly yours,

HIGHSCORE CAPITAL LLC

By:	/s/ Moshe Mintz
Moshe Mintz, Managing Member

ACCEPTED AND AGREED:

ATTIS ETHANOL FULTON, LLC

By:	/s/ Jeffrey S. Cosman
Jeffrey S. Cosman, Manager

ACKNOWLEDGMENT OF GUARANTORS:

ATTIS INDUSTRIES, INC.

By:	/s/ Jeffrey S. Cosman
Jeffrey S. Cosman, CEO

ATTIS BIOFUELS, LLC

By:	/s/ Jeffrey S. Cosman
Jeffrey S. Cosman, Manager

/s/ Jeffrey S. Cosman
Jeffrey S. Cosman

cc (by email):	Attis Industries, Inc.
jcosman@attisind.com

Attis Biofuels, LLC
jcosman@attisind.com

Jeffrey S. Cosman
jcosman@attisind.com

rick@rdregerlaw.com
Richard J. Dreger, Attorney at Law, P.C.
2101 Macy Drive
Roswell, Georgia 30076
Attn.: Richard J. Dreger, Esq.

mbensinger@mcgrailbensinger.com
McGrail & Bensinger LLP
888-C 8th Avenue #107
New York, New York 10019
Menachem M. Bensinger, Esq.

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